Exhibit 99.01

     Contact: Stewart E. McClure, Jr., President and Chief Executive Officer
                                 (908) 630-5000

                             SOMERSET HILLS BANCORP
                        ANNOUNCES RESIGNATION OF DIRECTOR


     BERNARDSVILLE, NEW JERSEY, OCTOBER 15, 2003...(NASDAQ, Small Cap Market:
SOMH) Stewart E. McClure, Jr., President and Chief Executive Officer, today announced the resignation of William J. Begley from the Board of Directors of the Company. The resignation was submitted effective September 23, 2003. Mr. Begley, one of Somerset Hills Bank's founding incorporators and directors, was also one of the Bank's largest initial shareholders. He currently lives in Stuart, Florida. Mr. Begley said, "I am resigning because I reside in Florida. The distance, plus other commitments, preclude me from attending Board meetings. So although my formal affiliation with the institution has been severed, I will maintain my stock ownership and close contact with the Board. I look forward to supporting Somerset Hills Bank as it continues in its successful growth pattern."

     Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Mendham and Morristown, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers living and working in Somerset and Morris counties. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management, LLC., a wholly owned subsidiary licensed to provide financial services including financial planning, life, health and property and casualty insurance, mutual funds and annuities for individuals and commercial accounts. The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company's warrants to purchase common stock are traded on NASDAQ under the symbol SOMHW.